Exhibit 107.1

Calculation of Filing Fee Tables

Form S-4

(Form Type)

National Bankshares, Inc.

(Exact Name of Registrant Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $1.25 per share	457(f)(2)	536,993 shares(2)	N/A	$15,732,000(3)	$147.60 per $1,000,000	$2,322.05

Fees Previously Paid	N/A

Carry Forward Securities

Carry Forward Securities	N/A

	Total Offering Amounts					$15,732,000(3)		$2,322.05

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$2,322.05

(1)

This registration statement relates to the registration of the maximum number of shares of common stock, par value $1.25 per share, of the registrant (the “National Bankshares common stock”) estimated to be issuable by the registrant in connection with the merger described in the enclosed proxy statement/prospectus and the Agreement and Plan of Merger, dated as of January 23, 2024, by and among the registrant, The National Bank of Blacksburg, a national banking association and wholly-owned subsidiary of the registrant, and Frontier Community Bank, a Virginia banking corporation (“Frontier”).

(2)

Represents the maximum number of shares of National Bankshares common stock estimated to be issuable upon completion of the merger described in the enclosed proxy statement/prospectus in exchange for the cancellation of 1,263,515 shares of common stock, par value $5.00 per share, of Frontier (the “Frontier common stock”), which is the sum of (a) 1,216,015 shares of Frontier common stock outstanding as of March 25, 2024 and (b) 47,500 shares of Frontier common stock subject to outstanding option awards as of March 25, 2024. Such maximum estimated share amount assumes (i) all holders of Frontier common stock elect to receive exclusively National Bankshares common stock, (ii) National Bankshares exercises its right to increase the 90% limit on the stock portion of the merger consideration to 100% and (iii) all outstanding options are exercised prior to consummation of the merger.

(3)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated pursuant to Rule 457(f)(2) under the Securities Act. Frontier is a private company, and no market exists for its common stock. The maximum aggregate offering price has been calculated as the aggregate book value of Frontier common stock, computed as of December 31, 2023, which is $15,732,000, or $12.94 per share of Frontier common stock outstanding as of March 25, 2024.